EXHIBIT (d)(5)
                   PERMANENT AND IRREVOCABLE FEE WAIVE LETTER

                               Aon Advisors, Inc.
                             123 North Wacker Drive
                                   29th Floor
                               Chicago, IL 60606


February 29, 2000


Aon Funds
123 North Wacker Drive
Chicago, IL  60606

Attention:  Board of Trustees


Gentlemen:

                  The undersigned, Aon Advisors, Inc. (the "Advisor"), serves as an investment adviser to Aon Funds, a Delaware business trust (the "Trust"), and each of the four investment portfolios of the Trust -- the Money Market Fund, the Government Securities Fund, the Asset Allocation Fund and the REIT Index Fund (collectively, the "Funds") -- pursuant to respective investment advisory agreements with the Trust on behalf of each Fund ("Advisory Agreements"). Each Advisory Agreement is dated September 3, 1996.

                  Under the Advisory Agreements, the investment advisory fee payable by each Fund to the Advisor is based upon the average daily net assets of such Fund, at the following annual rates:

Money Market Fund:                      .30%

Government Securities Fund:             .45% of the first $100 million;
                                        .40% of the next $100 million;
                                        .35% of the next $100 million;
                                        .30% of the next $100 million;
                                        and .25% of amounts in excess of
                                        $400 million

Asset Allocation Fund:                  .65% of the first $250 million;
                                        .55% of the next $250 million;
                                        and .45% of amounts in excess of $500
                                        million

REIT Index Fund:                        .60% of the first $100 million;
                                        .55% of the next $100 million;
                                        and .50% of amounts in excess of $200
                                        million.

                  For at least the last several years, the Advisor has waived a portion of investment advisory fees payable by each Fund under its respective Advisory Agreement.

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For instance, until at least February 29, 2000, the Advisor has agreed to waive sufficient investment advisory fees to result in a net effective annual advisory fee rate for each Fund, stated as a percentage of average daily net assets, as follows:

Money Market Fund                       .10%

Government Securities Fund              .10%

Asset Allocation Fund                   .25%

REIT Index Fund                         .10%

                  The purpose of this letter is to confirm the agreement of the Advisor to irrevocably and permanently continue the fee waivers described above for each of the Funds.

                                               Very truly yours,



                                               Aon Advisors, Inc.


                                               By:  /s/ Michael A. Conway
                                                  ---------------------------
                                                  Michael A. Conway
                                                  President

Acknowledged and Accepted:

Aon Funds, on behalf of each of the Money
Market Fund, the Government Securities Fund, the Asset Allocation Fund and the REIT Index Fund


By:  /s/ Michael A. Conway
   -----------------------------
   Michael A. Conway
   Chairman and President